Exhibit 10.1

INVESTOR AGREEMENT

This Investor Agreement (the "Agreement") is entered into as of  OCTOBER 16, 2014by and between GANJA EARTH ENTERTAINMENT, LLC ("GEE") and WEED GROWTH FUND, INC. ("Investor") and summarizes the principal terms with respect to a private investment in GEE by Investor on the following terms:

1. Ganja Earth Entertainment, LLC will produce a sizzle reel, approximately 20 minutes in length, tentatively titled Ganja Earth (the "Demo"),  upon execution of this Agreement and an Investor Agreement between GEE and David Tobias. The Demo will be filmed in a variety of locations in Las Vegas, Nevada and will feature people and places related to the marijuana industry. The Demo will be used as a tool to assist GEE in its efforts to secure a network television deal with a studio or other similar entity. The Demo will act as a demonstration reel for purposes of attracting additional funding for the final development and production entity.

2. GEE will own the Demo and all related intellectual property rights, including, without limitation, all trademark and copyright rights.

3. Investor will provide GEE with $12,500.00 USD (the "Investment").  This sum will be used as working capital to cover production costs for the Demo.  GEE will use its best efforts to feature companies Investor is involved with relevant to the subject matter of the Demo.

4. The Investment will not be returned to Investor if the Demo is not fully funded. The Investment will not be returned to Investor unless GEE or its successor entity has received funding for a pilot episode based on the Demo.

5. Upon funding of a pilot episode based on the Demo, Investor is entitled to his original Investment plus a 15% premium.

6. Also upon funding of a pilot episode based on the Demo, Investor is entitled to 3.6% of the net proceeds from the pilot show, if any net proceeds.

7. If additional episodes are funded based on the Demo and pilot episode, Investor is entitled to 1.8% of the net proceeds from each additional episode, if any net proceeds, up to and including 12 additional episodes.

8. In the event the monetary distribution evidenced by this Agreement constitutes a "security," Investor understands that this "security" has not been registered under the Securities Act of 1933, as amended, 15 U.S.C. §15(b) et seq., the California Securities Law of 1968, or any other state securities laws (the "Securities Acts"), because GEE is issuing this "security" in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering. Investor further understands that GEE has relied upon the fact that the distribution rights are to be held by Investor for his own investment account, and that exemption from registration under the Securities Acts may not be available if the distribution rights were acquired by Investor with a view to distribution.

9. Investor represents that he is receiving the distribution right for the Investor's own account, for investment and not with a view to the resale or distribution thereof. Investor further represents that before making an investment, Investor has investigated GEE and its business, and Investor has had made available to it all information necessary for Investor to make an informed decision to make the investment. Such Investor considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of contributions. Investor hereby certifies that he is an "accredited investor" as defined under Regulation D of the Securities Act of 1933, as amended.

10. Investor acknowledges that (i) GEE has no operating history from which to evaluate the business and prospects of the LLC, the Demo, or the investment, (ii) the business of film production involves a high degree of risk, and is subject to the influence of numerous factors which are outside of the control of GEE or its agents, and (iii) Investor may lose the entire value of his investment if the Demo is not commercially successful.

11. Governing Law: This Agreement shall be governed by and construed under the laws of the State of Nevada.

12. Execution in Counterparts: This Agreement may be executed in one or more counterparts, which may be delivered by facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same Agreement.

13. Severability; Non-Waiver: In the event that any of the terms, conditions, or provisions of this Agreement is held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the remaining terms, conditions, or provisions hereof shall remain in full force and effect. The failure or delay of either party to enforce at any time any provision of this Agreement shall not constitute a waiver of such.

14. Binding Effect: Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of all the parties to this Agreement and their respective heirs, legatees, legal representatives, successors, transferees and permitted assigns.

15. Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

GANJA EARTH ENTERTAINMENT, LLC		WEED GROWTH FUND, INC.
3044 Whispering Crest		5635 N. Scottsdale Road, Suite 130
Henderson, Nevada 89052		Scottsdale, Arizona 85253

By:	THOMAS ST. THOMAS	By:	ERIC MILLER
NAME:	Thomas St. Thomas	NAME:	Eric Miller
ITS:		ITS: